Exhibit 10.1

SOFTWARE PURCHASE AGREEMENT

This Software Purchase Agreement (the “Agreement”) is made and entered into as of April __, 2015, by and among Green Tree Software LLC, a New York limited liability company with an address at 17 Barstow Plaza, Suite 206, Great Neck, NY11021 (“Green Tree Software”), Steve Edelman, an individual with an address at 29 Old Pond Road, Great Neck, NY 11020 (“SE”, SE and Green Tree Software are each also referred to herein as a “Seller” and collectively with Green Tree Software, the “Sellers”), Rosenweiss Capital LLC, a New York limited liability company (the “Investor”) and Titan Computer Services, Inc., a New York corporation with an address at 92 Southgate Drive, Spring Valley, NY 10973 (“Titan”).

WHEREAS, Green Tree Software owns all right, title and interest in and to the software known as “Greentree Magic Software” (the “Software”); and

WHEREAS, Sellers wish to sell to Titan, and Titan wishes to purchase from Green Tree Software, 49% of the Software, for such consideration and on such terms as set out below.

NOW THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Purchase Price; Closing Deliveries.

(a)           Green Tree Software hereby agrees to sells to Titan, and Titan hereby agrees to purchase from Green Tree Software 49% of the Software (the “Transaction”).  The purchase price for the Software shall be 14,700,000 shares of Titan (representing 49% of the issued and outstanding shares of Titan on the date hereof after all of the transactions contemplated herein (the “Shares”), and $54,000 (the “Cash Payment”), which shall be paid out of Titan’s Cash (as defined below).  The closing of the Transaction (the “Closing”) shall occur simultaneous with the execution and delivery of this Agreement by all the parties hereto (the “Closing Date”).

(b)           On the Closing Date (i) Titan shall issue to Green Tree Software a stock certificate evidencing the Shares and deliver the Cash Payment, (ii) Sellers shall execute the Assignment of Intellectual Property substantially in the form attached as Exhibit A annexed hereto (the “Assignment”), (iii) the parties shall exchange cross-receipts acknowledging their respective receipt of items (i) and (ii), and (iv) the parties shall execute and deliver such other documents and instruments reasonably necessary to effectuate the Transaction.

2.  Representations of Sellers.

Green Tree Software and SE hereby, jointly and severally, represent and warrant to Titan and Investor the following:

(a)           Green Tree Software is a limited liability company duly incorporated, organized, validly existing and in good standing under the laws of the State of New York, with the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b)           SE holds of record and owns beneficially all of the outstanding equity of Green Tree Software, free and clear of any Encumbrances (as defined below).  All of the outstanding membership interests of Green Tree Software, which are held by SE, were duly authorized and validly issued and is fully paid and non-assessable, and are free of any restrictions, limits, claims or other Encumbrances.

(c)           There are no subscriptions, options, warrants, preemptive rights, or other rights of any kind to purchase or otherwise receive (upon conversion, exchange or otherwise) any capital stock or other equity securities of Green Tree Software.  SE is not a party to any voting trust, proxy, or other agreement, commitment or understanding with respect to the voting, dividend rights or disposition of any interests in Green Tree Software and no other person or entity has any rights of any kind, or at any time, to claim an equity interest of any kind in Green Tree Software.

(d)           Each Seller has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Assignment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the Assignment have been duly executed and delivered by each Seller. The execution, delivery and performance of this Agreement and the Assignment have been duly and validly approved and authorized by all necessary action on the part of Sellers. The sole member of Green Tree Software, SE, has approved the Transaction and the execution, delivery and performance of this Agreement and the Assignment.

(e)           No filing with, authorization from or consent or approval of any governmental body, agency, official or authority or any other third party is necessary or required to be made or obtained to enable each Seller to enter into, and to perform its obligations under, this Agreement and the Assignment.
Assuming the due authorization, execution and delivery by Titan, this Agreement and the Assignment, when executed and delivered by Sellers will be valid and binding obligations of Sellers, enforceable against each Seller in accordance with their respective terms. The individual executing this Agreement and the Assignment on behalf of Green Tree Software has been duly authorized by all necessary and appropriate action on behalf of Green Tree Software.

(f)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Articles of Organization  of Green Tree Software, as currently in effect, (b) any instrument, contract or agreement to which a Seller or its respective assets is a party or by which it is bound, or (c) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to a Seller or its respective assets or properties. Furthermore, the assignment of the intellectual property pursuant to the Assignment by the Sellers does not and will not result in the creation of any lien, pledge, security interest, mortgage, hypothecation or any restriction or limitation of any kind or nature whatsoever (collectively, “Encumbrance”).

(g)           Green Tree Software is the sole record and beneficial owner of the Software and has good and marketable title to the Software, free and clear of all Encumbrances, other than the Encumbrance expressly created by this Agreement. Upon issuance of the Shares and the Cash Payment, Titan shall be the lawful record and beneficial owner of 49% of the Software, free and clear of all Encumbrances. Other than this Agreement, there are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings, written or oral, with respect to ownership of the Software or rights of any kind to the Software or any revenues arising therefrom.

(h)           Neither Seller is a party to, or threatened with, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority (collectively, “Legal Proceedings”) that could reasonably be expected to impair his ability to perform his obligations hereunder or under the Assignment or the transactions contemplated by this Agreement and Assignment or which could give any person rights to the Software.

(i)           There are no contracts, agreements or arrangements of any kind with respect to any trademarks, trademark registrations or applications, trade names, service marks, patents, designs, copyrights, copyright registrations or applications related to the Software.  No person other than Green Tree Software owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the Software.  The Software is not subject to any action or claim or any agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof, or which may affect the validity, use or enforceability of such intellectual property.

(j)           Each Seller has no knowledge of any event, condition, set of facts or circumstances, with respect to the lack of efficacy of the Software and its inability to perform as described and generate the level of revenues disclosed to Titan and Investor.

(k)           The Software does not, and will not, infringe upon any valid patent copyright or trademark, or any application of any of them, nor does it infringe upon any other intellectual property rights of any other party.  No other person or entity is infringing, misappropriating or making any unlawful use of any part of the Software or any intellectual property integral to the Software.

(l)           Green Tree Software has properly and punctually filed all tax returns and provided all information required for tax purposes and none of such tax returns is disputed by the internal revenue service or any other government entity and Sellers are not aware that any dispute is likely, or any event has occurred which would or might give rise to payment of any taxes.  Green Tree Software has duly and punctually paid all taxes that it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim or demand for taxes.

(m)           No broker, finder, or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of a Seller.

(n)           No representation or warranty by a Seller in this Agreement, the Assignment or any exhibit or schedule hereto or thereto, contains an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

3.  Titan’s Representations.

Titan hereby represents and warrants to each Seller and Investor the following:

(a)  Titan is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of New York, with the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b)  Titan has an authorized capital of 75,000,000 shares of stock, of which 12,300,000 are issued and outstanding as of the date hereof, prior to the transactions contemplated herein. All of the outstanding capital stock of Titan was duly authorized and validly issued and is fully paid and non-assessable, and are free of any restrictions, limits, claims or other Encumbrances.  Except as described below in Section 4, there are no subscriptions, options, warrants, preemptive rights, or other rights of any kind to purchase or otherwise receive (upon conversion, exchange or otherwise) any capital stock or other equity securities of Titan.  Titan is not a party to any voting trust, proxy, or other agreement, commitment or understanding with respect to the voting, dividend rights or disposition of any shares of capital stock of Titan and except as described below in Section 4, no other person or entity has any rights of any kind, or at any time, to claim an equity interest of any kind in Titan.

(c)  Titan has the absolute and unrestricted right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Assignment, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the Assignment have been duly executed and delivered by Titan. The execution, delivery and performance of this Agreement and the Assignment have been duly and validly approved and authorized by all necessary action on the part of Titan. The Board of Directors of Titan has approved the execution, delivery and performance of this Agreement and the Assignment.

(d)  No filing with, authorization from or consent or approval of any governmental body, agency, official or authority or any other third party is necessary or required to be made or obtained to enable Titan to enter into, and to perform its obligations under, this Agreement and the Assignment.

(e)  Assuming the due authorization, execution and delivery by the Sellers, this Agreement, when executed and delivered by Titan will be a valid and binding obligation of Titan, enforceable against Titan in accordance with its terms. The individual executing this Agreement on behalf of Titan has been duly authorized by all necessary and appropriate action on behalf of Titan.

(f)  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (a) any provision of the Certificate of Incorporation or By-laws of Titan, as currently in effect, (b) any instrument, contract or agreement to which Titan or its assets is a party or by which it is bound, or (c) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Titan or its assets or properties.

(g)  Titan is not a party to, or threatened with, any Legal Proceedings that could reasonably be expected to impair its ability to perform its obligations hereunder or the transactions contemplated by this Agreement or which could give any person rights to the Software.

(h)  Titan has properly and punctually filed all tax returns and provided all information required for tax purposes and none of such tax returns is disputed by the internal revenue service or any other government entity and Titan is not aware that any dispute is likely, or any event has occurred which would or might give rise to payment of any taxes.  Titan has duly and punctually paid all taxes that it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim or demand for taxes.

(i)  No broker, finder, or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of Titan.

(j)  No representation or warranty by Titan in this Agreement, the Assignment or any exhibit or schedule hereto or thereto, contains an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

(k)  Titan’s total liabilities (i.e. short term, long term and contingent) as of the Closing Date and immediately prior to the Closing are zero and its assets are least $_________, of which no less than $______________ consists of cash (“Titan’s Cash”).

4.  Concurrent Financing.

On the Closing Date, concurrent with the Closing of the Transaction, Investor shall invest in Titan $70,000 through the purchase of 3,000,000 shares of its common stock, representing 10% of Titan’s outstanding common stock, on a post-Closing basis.  Investor shall also invest in Titan an additional $50,000 in the form of a loan.

5.  Post-Closing Matters.

(a)           Following the Closing, the Board of Directors of Titan shall consist of three persons, and each of Green Tree Software and the Investor shall be entitled to designate one member.  Providing the designee is reasonably acceptable, each of the other designees shall cooperate with each other in taking the necessary steps to approve each other’s designees.  All acts of the Board of Directors shall be taken by majority vote.  However, action involving the following matters may only be taken if the majority includes the Investor designee: (i) the issuance of any securities (including a security convertible into equity). (ii) the sale of assets (other than in the ordinary course of Titan’s business as operated prior to the Closing Date), (iii) the assumption of liabilities (other than in the ordinary course of business and which are less than $5,000), (iv) hiring employees or consultants, (v) setting salaries for employees or consultants, (vi) the  declaration or payment of distributions, or (vii) a decision with respect to the right of first refusal referred to in Section 5(g).

(b)           Following the Closing, the officers of Titan shall be as follows:

________________                                           CEO
________________                                           President
________________                                           Vice President
________________                                           CFO (Treasurer)
________________                                           Secretary

The Board of Directors shall take the necessary steps to appoint such persons to such offices and, upon their resignation, to replace them.

(c)           Following the Closing, SE shall work expeditiously to complete the development of the Software and prepare it for market.  It is expected that the Software development will be completed and be ready for market no later than October 31, 2015 (“Completion Date”).

(d)           In the event the Titan Board of Directors determines that additional funds are required while the Software is being developed, it may raise up to an additional $42,000 at a price per share no less than $0.35.  Any shares sold during this financing shall be non-dilutive to the Investor.

(e)           It is the intent of the parties that within 24 months of the Closing Date, Titan shall be come a publicly traded company subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.  It is agreed and understood that in preparation for its initial public offering (“IPO”) Titan’s Board of Directors, officers and shareholder base will of necessity change.  The parties hereto agree, and shall cause their director nominees to agree, to restructure the Board, officers and shareholders as they deem necessary, provided that all times Green Tree Software and Investor shall have one designee on the Board of Directors.  If Titan does not consummate an IPO within 24 months of the Closing Date, (a) Titan agrees that its 49% interest in the Software shall revert back to Green Tree Software and (b) Green Tree Software shall deliver the Shares to be divided between the two current shareholders of Titan, on the one hand, and the Investor, on the other hand, such that both parties will have an equal ownership of Titan after such division.

(f)           In the event the Software is not fully functional and/or has not generated at least $5,000 in revenues within 24 months of the Closing Date, (a) Green Tree Software shall deliver the Shares to be divided between the two current shareholders of Titan, on the one hand, and the Investor, on the other hand, such that both parties will have an equal ownership of Titan after such division, and (b) Titan shall retain a 5% interest in the Software.  In order to preserve this right, Green Tree Software acknowledges and agrees that it will not directly or indirectly assign, transfer or otherwise dispose of any of the Shares during the 24 month period commencing on the Closing Date.  The above notwithstanding, Green Tree Software may sell part of the Shares with the prior written consent of at least one member of Investor and one of the persons who was a shareholder of Titan on the day prior to the Closing Date.

(g)           Prior to the IPO Green Tree Software may not  directly or indirectly assign, transfer or otherwise dispose of any part of its 51% interest in the Software, nor may SE directly or indirectly assign, transfer or otherwise dispose of any of his interest in Green Tree Software.  Following the IPO, such transfers shall be permissible, provided that t Titan shall have an irrevocable right of first refusal with respect to thereto.

(h)           The parties hereto shall use reasonable commercial efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper, or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby.

(i)           Following the Closing, Titan shall continue its current business operations with all proceeds thereof redounding to the benefit of all Titan shareholders.  None of the Titan shareholders shall be involved, directly or indirectly, in any manner in a business competitive with Titan.

6.  Indemnification.

(a)           Each Seller, jointly and severally, and their respective successors, heirs and assigns shall indemnify and hold harmless Investor and Titan and its officers, directors, employees, trustees, employees, agents, stockholders, beneficiaries, affiliates, representatives and their successors, heirs and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and disbursements) resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement of the part of a Seller.

(b)           Titan and its successors and assigns shall indemnify and hold harmless Investor and each Seller and their respective officers, directors, employees, trustees, employees, agents, stockholders, beneficiaries, affiliates, representatives and their successors, heirs and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and disbursements) resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant or agreement of the part of Titan.

7.  Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without reference to the choice of law principles.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement or the Transaction.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(c)           This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.  This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof or thereof.  There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or in the other agreements referenced herein.

(d)           This Agreement may not be amended or modified except by the express written consent of the parties hereto.  Any waiver by the parties of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(e)           This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees and heirs and legal representatives.

(f)           The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

(g)           The parties hereto agree to execute and deliver such further documents and instruments and to do such other acts and things any of them, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement.

(h)           Sellers on the one hand and Titan Shareholders on the other hand, will each pay the fees and expenses of their respective counsel, accountants and other experts incident to the negotiation and preparation of this Agreement.

(i)           All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(i)           if to Sellers:

Green Tree Software LLC
17 Barstow Plaza, Suite 206
Great Neck, NY 11021
Attn:           Steve Edelman
Fax: 516-472-0750
Email:           s.edelman.@pivotal-solutions.net

With a copy to (which shall not constitute notice):

_______________________
_______________________
________________________
Attn: _________________, Esq.
Email: ___________________

(ii)           if to Titan Shareholders:

Leonard Rosenfeld
______________________
______________________
Fax:  __________________
Email:  _________________

And to:

Robert Klein
______________________
______________________
Fax:  __________________
Email:  _________________

With a copy to (which shall not constitute notice):

David Lubin & Associates, PLLC
108 S. Franklin Avenue, Suite 10
Valley Stream, NY 11580
Attn:  David Lubin, Esq.
Email:  david@dlubinassociates.com

(iii)           if to Investor:

Rosenweiss Capital LLC
__________________
Brooklyn, NY _____
Fax:           ______________
Email:           (josh@tandemtransit.com)

With a copy to (which shall not constitute notice):

Feder Kaszovitz LLP
845 Third Avenue, 11th Floor
New York, NY 10022
Attn: Howard I. Rhine, Esq. and Irving Rothstein, Esq.
Email: hrhine@fedkas.com and irothstein@fedkas.com

(j)           This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the context requires otherwise, all words use in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized officer or representative as of the date first above written.

SELLERS:

GREEN TREE SOFTWARE LLC

By:  ___________________________
Name: Steven Edelman
Title: CEO

__________________
Steven Edelman

BUYER:

TITAN COMPUTER SERVICES, INC.

By:  ___________________________
Name: Lenny Rosenfield
Title:

INVESTOR:

ROSENWEISS CAPITAL LLC

By:  ___________________________
Name: Hershe Weiss
Title: